    Exhibit 21.1

List of Subsidiaries

M3 Acquisition Corp., a New Jersey corporation

SciDyn Corporation, a New Jersey corporation

Systems Management Engineering, Inc., a Virginia corporation

Ricciardi Technologies, Inc.,